Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING REFINANCES DEVELOPMENT AND CONSTRUCTION FUNDING ADVANCES FOR HOLLYWOOD CASINO JAMUL — SAN DIEGO

Penn National to Apply Approximately $274 Million to Debt Reduction

WYOMISSING, PA (October 20, 2016) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) announced today that an affiliate of the Jamul Indian Village of California (“JIV” or the “Tribe”) has completed an approximately $460 million refinancing related to the recently opened Hollywood Casino Jamul — San Diego (the “Casino”).  Since 2012, Penn National has provided approximately $331 million in financing to the project to develop and construct the Casino and to purchase certain Tribal debt.  JIV intends to use the net proceeds from the refinancing to repay development costs (including those advanced by Penn National), to retire tribal debt and for working capital.  Penn National has been repaid approximately $274 million of the capital that it advanced for the development and construction of the property, the acquisition of Tribal debt and accrued interest. The Company intends to primarily use these funds to reduce borrowings under its credit facilities.  Penn National is continuing to provide a portion of the project’s financing, including a Term Loan C facility of up to $108 million and a Term Loan C delayed draw commitment of up to $15 million.  These loans are due in 2022 and are priced at LIBOR plus 8.50% with a 1% LIBOR floor. Penn National has also agreed to fund up to $5 million of subordinated debt to cover incremental project costs at a higher interest rate.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National, commented, “We are proud to have funded the construction and opening of Hollywood Casino Jamul — San Diego, and to support the JIV in securing a post-opening financing facility that, combined with the Casino operations, will help the Tribe realize its goal of becoming economically self-sufficient.  The financing package we are announcing today reflects Penn National’s continued focus on actively and conservatively managing our capital structure to provide the financial flexibility to support our near- and long-term growth initiatives.

“We intend to use the approximately $274 million of proceeds we are receiving to reduce borrowings under our credit facilities and further strengthen our liquidity position.  Pro forma for the recent debt repayments, our total gross leverage ratio at September 30 declined to approximately 5.76x. Furthermore, with the addition of fees resulting from the Jamul management and licensing agreements to our existing operating base and our other recently announced accretive transactions, Penn National has further diversified our free cash flow mix, allowing us to continue to reduce leverage and maintain high levels of liquidity.”

In addition to providing the revolving credit facility, Citizens Bank, Fifth Third Bank and Goldman Sachs acted as joint lead arrangers.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At June 30, 2016, the Company operated twenty-six facilities in sixteen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At June 30, 2016, in aggregate, Penn National Gaming operated approximately 33,400 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results. Actual results may vary materially from expectations. Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the repayment or subordination of the loans described herein, sovereign immunity, local opposition (including several pending lawsuits), access, regional competition and property performance and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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